Exhibit 5.12

December 9, 2020

System Energy Resources, Inc.
1340 Echelon Parkway
Jackson, Mississippi 39213

Ladies and Gentlemen:
We have acted as counsel for System Energy Resources, Inc., an Arkansas corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-233403-01) (the “Registration Statement”), relating to, among other things, the offer and sale of $200,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 2.14% Series due December 9, 2025 (the “Bonds”). The Bonds have been issued pursuant to the Company’s Mortgage and Deed of Trust, dated as of June 15, 1977, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended, restated and supplemented by the Twenty-fourth Supplemental Indenture dated as of September 1, 2012 (as so amended, restated and supplemented, including by the officer’s certificate establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).
In our capacity as such counsel, we have examined the Registration Statement and the Mortgage, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals of the documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of such latter documents. We have not examined the Bonds, except a specimen thereof, and we have relied upon a certificate of the Trustee as to the authentication and delivery thereof.
Subject to the foregoing and to the further exceptions and qualifications set forth below, we are of the opinion that the Bonds are legally valid and are binding obligations of the Company.

System Energy Resources, Inc.
December 9, 2020

This opinion is limited to the laws of the States of New York, Arkansas and Mississippi and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Arkansas, we have relied upon the opinion of Friday, Eldredge & Clark, LLP, which is being filed as Exhibit 5.14 to the Registration Statement. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Mississipi, we have relied upon the opinion of Wise Carter Child & Caraway, P.A., which is being filed as Exhibit 5.13 to the Registration Statement.
We hereby consent to the filing of this opinion as Exhibit 5.12 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement and to the references to our firm, as counsel, in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP